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                                                                     EXHIBIT 1

                           TERMINATION OF TRUST AGREEMENT

         This Termination of Trust Agreement, between DIMON Incorporated ("DIMON"), the successor by merger to Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin"), and Claude B. Owen, Jr. and Willie G. Barker, Jr., as trustees (the "Trustees"), recites and provides as follows:

         A. To insure compliance with the terms of a Confidentiality Agreement (the "Confidentiality Agreement"), between Standard Commercial Corporation ("Standard") and Monk-Austin, pursuant to a Trust Agreement, dated as of October 21, 1994, by and between Dibrell, as grantor, and the Trustees, Dibrell deposited with the Trustees 849,300 shares (the "Shares") of the common stock of Standard ("Standard") owned by Dibrell.

         B. By letter dated January 23, 1995, Standard consented to the termination of the Trust Agreement and the distribution of the shares to DIMON or any of its wholly-owned subsidiaries.

         C. DIMON, as the successor to Dibrell and Monk-Austin, desires to terminate the Trust Agreement.

         NOW, THEREFORE, the parties agree that the Trust Agreement is terminated and that the certificates representing the Shares shall be delivered promptly by the Trustees to DIMON.

         IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Termination of Trust Agreement as of the 28th day of April, 1995.


                                          DIMON INCORPORATED, for itself and as
successor to Dibrell Brothers, Incorporated and Monk-Austin, Inc.


                                          By: /s/ Claude B. Owen, Jr.
                                          Name:   Claude B. Owen, Jr.
                                          Title:  Chairman and Chief Executive
                                                        Officer


                                          /s/ Claude B. Owen, Jr.
                                          Claude B. Owen, Jr., Trustee


                                          /s/Willie G. Barker, Jr.
                                          Willie G. Barker, Jr., Trustee







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